Exhibit 99.1

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
REPORTS THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2013 RESULTS

THIRD QUARTER
- Net revenues of US$ 135.8 million -
- OIBDA of US$ (32.4) million -

NINE MONTHS
- Net revenues of US$ 453.1 million -
- OIBDA of US$ (46.1) million -

HAMILTON, BERMUDA, October 30, 2013 - Central European Media Enterprises Ltd. (“CME” or the “Company”) (NASDAQ/Prague Stock Exchange - CETV) today announced financial results for the three and nine months ended September 30, 2013.

Net revenues for the third quarter ended September 30, 2013 were US$ 135.8 million compared to US$ 140.1 million for the third quarter of 2012. OIBDA1 for the quarter ended September 30, 2013 was US$ (32.4) million compared to US$ 3.5 million for the three months ended September 30, 2012. Operating loss for the three months ended September 30, 2013 was US$ (45.0) million compared to US$ (18.4) million for the same period in 2012. Net loss for the three months ended September 30, 2013 was US$ (23.3) million compared to US$ (32.6) million for the same period in 2012. Fully diluted loss per share attributable to CME for the three months ended September 30, 2013 was US$ (0.16) compared to US$ (0.36) for three months ended September 30, 2012.

Net revenues for the nine months ended September 30, 2013 were US$ 453.1 million compared to US$ 518.7 million for the same period in 2012. OIBDA for the nine months ended September 30, 2013 was US$ (46.1) million compared to US$ 64.7 million for the same period in 2012. Operating loss for the nine months ended September 30, 2013 was US$ (85.6) million compared to US$ (5.1) million in 2012. Net loss for the nine months ended September 30, 2013 was US$ (173.3) million compared to US$ (43.3) million for the same period in 2012. Fully diluted loss per share attributable to CME for the nine months ended September 30, 2013 was US$ (1.45) compared to US$ (0.57) for nine months ended September 30, 2012.

Michael Del Nin, co-Chief Executive Officer, commented: "Christoph and I find this level of performance unacceptable and have directed all of our energy since starting with CME a few weeks ago to addressing the major reasons for these financial results and making changes to improve them going forward."

Christoph Mainusch, co-Chief Executive Officer, added: "Our leading audience shares give us a strong advantage over our competition, and we intend to capitalize on this by concentrating our efforts on improving the monetization of our audiences. Improving the performance of our Czech operations is the top priority. We believe that rebuilding our relationships with agencies and clients while protecting price increases achieved during the year is an essential step to improving our competitive position in that market."

- continued -

1 OIBDA, which includes program rights amortization costs, is determined as operating income / loss before depreciation, amortization of intangible assets and impairments of assets as defined in "Segment Data" below.

Consolidated Results for the Three Months Ended September 30, 2013

Net revenues for the three months ended September 30, 2013 were US$ 135.8 million compared to US$ 140.1 million for the three months ended September 30, 2012. Operating loss for the three months ended September 30, 2013 was US$ (45.0) million compared to US$ (18.4) million for the three months ended September 30, 2012. Net loss for the three months ended September 30, 2013 was US$ (23.3) million compared to US$ (32.6) million for the three months ended September 30, 2012. Fully diluted loss per share attributable to CME for the three months ended September 30, 2013 was US$ (0.16) compared to US$ (0.36) for the three months ended September 30, 2012.

OIBDA for the three months ended September 30, 2013 was US$ (32.4) million compared to US$ 3.5 million in the same period ended September 30, 2012. OIBDA margin2 for the three months ended September 30, 2013 was (23.9)% compared to 2.5% for the three months ended September 30, 2012.

The decline in OIBDA significantly outpaced the decline in revenues during the three months ended September 30, 2013.  This decrease in OIBDA is primarily attributable to an increase in content costs of US$ 15.1 million, including US$ 9.0 million of accelerated amortization of program rights, US$ 4.2 million of restructuring charges, US$ 6.4 million of severance costs, and approximately US$ 5.0 million of operating and other costs, as well as a weaker dollar.

Headline consolidated results for the three months ended September 30, 2013 and 2012 were:

	RESULTS
(US$000's)	For the Three Months Ended September 30,
(unaudited)	2013	2012	% Actual	% Lfl[3]
Net revenues	$135,838	$140,092	(3.0)%	(7.5)%
OIBDA	(32,444)	3,508	Nm4	Nm4
Operating loss	(44,967)	(18,401)	(144.4)%	(130.1)%
Net loss	(23,273)	(32,637)	28.7%	50.4%
Fully diluted loss per share	$(0.16)	$(0.36)	Nm4	Nm4

Consolidated Results for the Nine Months Ended September 30, 2013

Net revenues for the nine months ended September 30, 2013 were US$ 453.1 million compared to US$ 518.7 million for the nine months ended September 30, 2012. Operating loss for the nine months ended September 30, 2013 was US$ (85.6) million compared to US$ (5.1) million for the nine months ended September 30, 2012. Net loss for the nine months ended September 30, 2013 was US$ (173.3) million compared to US$ (43.3) million for the nine months ended September 30, 2012. Fully diluted loss per share attributable to CME for the nine months ended September 30, 2013 was US$ (1.45) compared to US$ (0.57) for the nine months ended September 30, 2012.

OIBDA for the nine months ended September 30, 2013 was US$ (46.1) million compared to US$ 64.7 million in the same period ended September 30, 2012. OIBDA margin for the nine months ended September 30, 2013 was (10.2)% compared to 12.5% for the nine months ended September 30, 2012.

2OIBDA margin is defined as the ratio of OIBDA to Net revenues.
3 % Lfl (like-for-like) represents period-on-period percentage change on a constant currency basis.
4Number is not meaningful.

Headline consolidated results for the nine months ended September 30, 2013 and 2012 were:

	RESULTS
(US$000's)	For the Nine Months Ended September 30,
(unaudited)	2013	2012	% Actual	% Lfl
Net revenues	$453,125	$518,747	(12.7)%	(13.4)%
OIBDA	(46,060)	64,680	Nm4	Nm4
Operating loss	(85,635)	(5,054)	Nm4	Nm4
Net loss	(173,324)	(43,309)	Nm4	Nm4
Fully diluted loss per share	$(1.45)	$(0.57)	Nm4	Nm4

Outlook

We previously expected the consumption of GRPs by advertisers in the Czech Republic during the fall season of this year to return to levels similar to that of 2012. Based on a combination of the current level of commitments, the continued weakness in demand for GRPs from advertisers during October as the fall season rolls out, and on-going feedback received from advertisers and agencies, we no longer believe this will be the case.

Our revised full year outlook is for revenue between US$ 640 million and US$ 650 million and OIBDA between US$ (40) million and US$ (30) million reflecting lower expectations for our operations in the Czech Republic and the Slovak Republic, as well as higher than expected restructuring charges, unanticipated severance costs, non-cash accelerated amortization of programming, and the timing of carriage fee increases primarily in Romania and the Czech Republic. Our current forecast of free cash flow5 for the full year of 2013 is now approximately US$ (140) million. We now expect to end the year with a cash balance of approximately US$ 60 million.

We continue to take steps to conserve cash, including targeted reductions to our operating cost base through cost optimization programs and restructuring efforts, the deferral of programming commitments and capital expenditures and the deferral and cancellation of development projects. Due to the level of negative free cash flow anticipated for 2013, we will need additional capital and we are currently evaluating all options available to us, including debt and equity financings, asset sales and the renegotiation of payment obligations with a number of major suppliers. In this respect, we are in discussion with Time Warner Inc. regarding a possible capital transaction, including debt, to address our liquidity position. These discussions are preliminary and there are no assurances regarding the ultimate outcome. If we are unable to secure additional financing, we will be unable to meet our debt service obligations and generally fund our operations sometime within the next twelve months.

Teleconference and Audio Webcast Details

CME will host a teleconference and audio webcast to discuss its third quarter results on Wednesday, October 30, 2013 at 10 a.m. New York time (2 p.m. London and 3 p.m. Prague time). The audio webcast and teleconference will refer to presentation slides which will be available on CME's website at www.cme.net prior to the call.

To access the teleconference, U.S. and international callers may dial +1-785-424-1825 ten minutes prior to the start time and reference passcode CETVQ313. The conference call will be audio webcasted via www.cme.net. It can be heard on iPads, iPhones and a range of devices supporting Android and Windows operating systems.

The audio webcast and a digital audio replay in MP3 format will be available for two weeks following the call at www.cme.net.

CME will post the results for the nine months ended September 30, 2013 for its wholly-owned subsidiary CET 21 spol. s r.o. at www.cme.net by Friday, December 13, 2013.

5Free cash flow is defined as cash flows from operating activities less purchases of property, plant and equipment, net of disposals of property, plant and equipment and is useful as a measure of our ability to generate cash.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements. For all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated.  Forward-looking statements reflect our current views with respect to future events and because our business is subject to such risks and uncertainties, actual results, our strategic plan, our financial position, results of operations and cash flows could differ materially from those described in or contemplated by the forward-looking statements.

Important factors that contribute to such risks include, but are not limited to, the following: our ability to access external sources of capital in light of our current significant liquidity constraints and our poor financial performance; the impact of our efforts to increase our revenues and recapture advertising market share in the Czech Republic; decreases in TV advertising spending and the rate of development of the advertising markets in the countries in which we operate; the effect of the economic downturn and Eurozone instability in our markets and the extent and timing of any recovery; our success in implementing our initiatives to diversify and enhance our revenue streams; the extent to which our debt service obligations restrict our business; our ability to make cost-effective investments in television broadcast operations, including investments in programming; our ability to develop and acquire necessary programming and attract audiences; changes in the political and regulatory environments where we operate and application of relevant laws and regulations; and the timely renewal of broadcasting licenses and our ability to obtain additional frequencies and licenses.

The foregoing review of important factors should not be construed as exhaustive. For a more detailed description of these uncertainties and other factors, please see the "Risk Factors" and “Forward-looking Statements” sections in CME's Quarterly Report on Form 10-Q for the period ended September 30, 2013. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

This press release should be read in conjunction with our Quarterly Report on Form 10-Q for the period ended September 30, 2013, which was filed with the Securities and Exchange Commission on October 30, 2013.

We make available free of charge on our website at www.cme.net our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission.

CME is a media and entertainment company operating leading businesses in six Central and Eastern European markets with an aggregate population of approximately 50 million people. CME broadcasts television channels in Bulgaria (bTV, bTV Cinema, bTV Comedy, bTV Action, bTV Lady and Ring.bg), Croatia (Nova TV, Doma, Nova World and MiniTV), the Czech Republic (TV Nova, Nova Cinema, Nova Sport, Fanda, Smichov, Telka and MTV Czech), Romania (PRO TV, PRO TV International, Acasa, Acasa Gold, PRO Cinema, Sport.ro, MTV Romania, PRO TV Chisinau and Acasa Moldova), the Slovak Republic (TV Markíza, Doma, Dajto and Fooor), and Slovenia (POP TV, Kanal A, Brio, Oto and Kino). CME also operates Voyo, the pan-regional video-on-demand service. CME is traded on the NASDAQ Global Select Market and the Prague Stock Exchange under the ticker symbol “CETV”.

###

For additional information, please visit www.cme.net or contact:

Mark Kobal
Head of Investor Relations
Central European Media Enterprises
+420 242 465 576
mark.kobal@cme.net

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(US$ 000's, except per share data)
(unaudited)

	For the Three Months Ended September 30,
	2013	2012
Net revenues	$135,838	$140,092
Operating expenses:
Content costs	90,652	75,584
Other operating costs	34,211	33,340
Depreciation of property, plant and equipment	8,623	11,711
Amortization of broadcast licenses and other intangibles	3,900	10,198
Cost of revenues	137,386	130,833
Selling, general and administrative expenses	39,227	27,660
Restructuring costs	4,192	—
Operating loss	(44,967)	(18,401)
Interest expense, net	(23,748)	(32,279)
Foreign currency exchange gain, net	43,767	16,755
Change in fair value of derivatives	—	559
Other (expense) / income, net	(298)	108
Loss before tax	(25,246)	(33,258)
Credit for income taxes	1,973	621
Net loss	(23,273)	(32,637)
Net loss attributable to noncontrolling interests	182	588
Net loss attributable to CME Ltd.	$(23,091)	$(32,049)

PER SHARE DATA:
Net loss per share attributable to CME Ltd.:
Net loss per share - Basic and diluted	$(0.16)	$(0.36)

Weighted average common shares used in computing per share amounts (000's):
Basic and diluted	145,695	88,134

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(US$ 000's, except per share data) (continued)
(unaudited)

	For the Nine Months Ended September 30,
	2013	2012
Net revenues	$453,125	$518,747
Operating expenses:
Content costs	277,016	252,338
Other operating costs	104,597	101,098
Depreciation of property, plant and equipment	27,806	34,338
Amortization of broadcast licenses and other intangibles	11,769	35,396
Cost of revenues	421,188	423,170
Selling, general and administrative expenses	108,682	100,631
Restructuring costs	8,890	—
Operating loss	(85,635)	(5,054)
Interest expense, net	(86,643)	(94,847)
(Loss) / gain on extinguishment of debt	(23,115)	448
Foreign currency exchange gain / (loss), net	9,010	(163)
Change in fair value of derivatives	104	48,884
Other (expense) / income, net	(785)	159
Loss before tax	(187,064)	(50,573)
Credit for income taxes	13,740	7,264
Net loss	(173,324)	(43,309)
Net loss attributable to noncontrolling interests	995	1,824
Net loss attributable to CME Ltd.	$(172,329)	$(41,485)

PER SHARE DATA:
Net loss per share attributable to CME Ltd.:
Net loss per share - Basic and diluted	$(1.45)	$(0.57)

Weighted average common shares used in computing per share amounts (000's):
Basic and diluted	118,944	73,065

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(US$ 000's)
(unaudited)

	September 30, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$122,880	$140,393
Other current assets	334,165	378,158
Total current assets	457,045	518,551
Property, plant and equipment, net	197,452	206,706
Goodwill and other intangible assets, net	1,117,792	1,121,479
Other non-current assets	347,411	327,979
Total assets	$2,119,700	$2,174,715
LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	$275,688	$255,681
Current portion of long-term debt and other financing arrangements	2,034	21,918
Other current liabilities	35,616	13,765
Total current liabilities	313,338	291,364
Long-term portion of long-term debt and other financing arrangements	946,030	1,198,873
Other non-current liabilities	56,169	53,211
Total liabilities	$1,315,537	$1,543,448

Series B Convertible Redeemable Preferred Stock	$204,032	$—

EQUITY
Common Stock	$10,759	$6,174
Additional paid-in capital	1,705,663	1,556,250
Accumulated deficit	(1,157,594)	(982,513)
Accumulated other comprehensive income	37,384	46,150
Total CME Ltd. shareholders' equity	596,212	626,061
Noncontrolling interests	3,919	5,206
Total equity	$600,131	$631,267
Total liabilities and equity	$2,119,700	$2,174,715

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(US$ 000's)
(unaudited)

	For the Nine Months Ended September 30,
	2013	2012
Net cash used in operating activities	$(56,466)	$(56,900)
Net cash used in investing activities	(20,667)	(21,081)
Net cash provided by financing activities	60,115	14,633
Impact of exchange rate fluctuations on cash and cash equivalents	(495)	2,620
Net decrease in cash and cash equivalents	$(17,513)	$(60,728)

Net cash used in operating activities	$(56,466)	$(56,900)
Capital expenditure, net of proceeds from disposals	(20,667)	(21,081)
Free cash flow	$(77,133)	$(77,981)

Supplemental disclosure of cash flow information:
Cash paid for interest	$(87,151)	$(83,925)
Cash paid for income taxes (net of refunds)	(6,110)	(5,940)

Segment Data

From January 1, 2013 we manage our business on a geographical basis, with six reporting segments: Bulgaria, Croatia, the Czech Republic, Romania, the Slovak Republic and Slovenia.

We evaluate the performance of our segments based on Net revenues and OIBDA. OIBDA, a non-GAAP measure, which includes program rights amortization costs, is determined as operating income / loss before depreciation, amortization of intangible assets and impairments of assets. Items that are not allocated to our segments for purposes of evaluating their performance and therefore are not included in their OIBDA, include stock-based compensation and certain other items. We believe OIBDA is useful to investors because it provides a more meaningful representation of our performance, as it excludes certain items that do not impact either our cash flows or the operating results of our operations. OIBDA is also used as a component in determining management bonuses. Intersegment revenues and profits have been eliminated in consolidation. OIBDA may not be comparable to similar measures reported by other companies.

Below are tables showing our Net revenues and OIBDA by segment for the three and nine months ended September 30, 2013 and 2012, together with a reconciliation of OIBDA to our Condensed Consolidated Statements of Operations:

(US $000's)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(unaudited)	2013	2012	2013	2012
Net revenues

Bulgaria	$17,925	$15,128	$58,594	$57,414
Croatia	10,938	9,827	40,827	39,564
Czech Republic	39,363	51,566	121,854	187,377
Romania	45,775	39,847	141,836	134,975
Slovak Republic	13,275	17,633	52,198	61,595
Slovenia	10,212	10,013	43,412	46,440
Intersegment revenues	(1,650)	(3,922)	(5,596)	(8,618)
Total net revenues	$135,838	$140,092	$453,125	$518,747

(US $000's)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(unaudited)	2013	2012	2013	2012
OIBDA

Bulgaria	$1,601	$498	$3,105	$2,653
Croatia	16	(717)	3,585	6,242
Czech Republic	(3,772)	11,232	(10,291)	65,899
Romania	(3,702)	3,881	5,216	14,509
Slovak Republic	(6,092)	(3,061)	(10,216)	(1,188)
Slovenia	(4,000)	(1,606)	2,072	7,247
Elimination	(171)	(192)	197	(828)
Total Operating Segments	$(16,120)	$10,035	$(6,332)	$94,534
Central	(16,324)	(6,527)	(39,728)	(29,854)
Total OIBDA	$(32,444)	$3,508	$(46,060)	$64,680

(US $000's)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(unaudited)	2013	2012	2013	2012
Reconciliation to Condensed Consolidated Statements of Operations:

Total OIBDA	$(32,444)	$3,508	$(46,060)	$64,680
Depreciation of property, plant and equipment	(8,623)	(11,711)	(27,806)	(34,338)
Amortization of intangible assets	(3,900)	(10,198)	(11,769)	(35,396)
Operating loss	$(44,967)	$(18,401)	$(85,635)	$(5,054)
Interest expense, net	(23,748)	(32,279)	(86,643)	(94,847)
(Loss) / gain on extinguishment of debt	—	—	(23,115)	448
Foreign currency exchange gain / (loss), net	43,767	16,755	9,010	(163)
Change in fair value of derivatives	—	559	104	48,884
Other (expense) / income, net	(298)	108	(785)	159
Credit for income taxes	1,973	621	13,740	7,264
Net loss	$(23,273)	$(32,637)	$(173,324)	$(43,309)

(US $000's)	Guidance Range for the Year Ended December 31, 2013
(unaudited)	Low	High
Reconciliation to Condensed Consolidated Statements of Operations:

Total OIBDA	$(40,000)	$(30,000)
Depreciation of property, plant and equipment	(40,500)	(40,500)
Amortization of intangible assets	(15,700)	(15,700)
Operating loss	$(96,200)	$(86,200)